UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2007

NTN Buzztime, Inc.

(Exact name of registrant as specified in its charter)

001-11460

(Commission File Number)

Delaware	31-1103425
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5966 La Place Court

Carlsbad, California 92008

(Address of principal executive offices, with zip code)

760-438-7400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2007, the Compensation Committee of the Board of Directors of NTN Buzztime, Inc. (the “Company”) approved the 2007 employee bonus plan (the “2007 Bonus Plan”) in which employees of the Company may participate, including our named executive officers. Employees who are participating in any other incentive compensation program of our company are not included in the 2007 Bonus Plan. To be eligible as a participant under the 2007 Bonus Plan, participants must receive an overall individual performance rating that meets or exceeds their individual requirements for the plan period, must be employed on or before December 31, 2007 and must be employed through the payout date, which is expected to be no later than April 30, 2008.

Under the 2007 Bonus Plan, our Chief Executive Officer has a target bonus level equal to 50% of his 2007 annual base salary and our Chief Financial Officer has a target bonus level equal to 30% of her 2007 annual base salary. At the discretion of the Compensation Committee, up to 50% of any bonus payable under the 2007 Bonus Plan to our Chief Executive Officer may be paid in shares of our common stock. With respect to our Chief Executive Officer, the 2007 Bonus Plan amends and supersedes the incentive bonus arrangement for 2007 set forth in his employment agreement with us.

Bonuses under the 2007 Bonus Plan will be based upon the Company’s achievement of pre-determined financial performance goals for the Company’s Entertainment Division for the year ended December 31, 2007 with respect to revenues and 50% on the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”). Based upon the Company’s level of performance relative to the financial performance goals, a participant who is eligible under the 2007 Bonus Plan may receive from 45% up to 120% of his or her target bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN Buzztime, Inc.

Date: March 16, 2007	By:	/s/ Kendra Berger
Kendra Berger, Chief Financial Officer and Secretary